Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for the Third Quarter 2025
Quarterly Comparable Hotel Total RevPAR Growth of 0.8% and Comparable Hotel RevPAR Growth of 0.2%
Raises Full Year Comparable Hotel RevPAR Growth Guidance to ~3.0% Over 2024
Announces Second Marriott Transformational Capital Program
Completed Sale of Washington Marriott at Metro Center
BETHESDA, Md; November 5, 2025 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the third quarter of 2025.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended September 30,			Year-to-date ended September 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Revenues	$1,331	$1,319	0.9%	$4,511	$4,256	6.0%
Comparable hotel revenues⁽¹⁾	1,293	1,282	0.9%	4,388	4,245	3.4%
Comparable hotel Total RevPAR⁽¹⁾	335.42	332.67	0.8%	383.54	369.71	3.7%
Comparable hotel RevPAR⁽¹⁾	208.07	207.58	0.2%	229.95	222.10	3.5%

Net income	$163	$84	94.0%	$639	$598	6.9%
EBITDAre⁽¹⁾	314	353	(11.0%)	1,313	1,359	(3.4%)
Adjusted EBITDAre⁽¹⁾	319	330	(3.3%)	1,329	1,300	2.2%

Diluted earnings per common share	$0.23	$0.12	91.7%	$0.91	$0.84	8.3%
NAREIT FFO per diluted share⁽¹⁾	0.34	0.36	(5.6%)	1.54	1.53	0.7%
Adjusted FFO per diluted share⁽¹⁾	0.35	0.36	(2.8%)	1.56	1.55	0.6%
*Additional detail on the Company’s results, including data for 24 domestic markets, is available in the Third Quarter 2025 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “Our strong third quarter results reflect our company's continued positive momentum and industry leadership. We delivered better than expected comparable hotel Total RevPAR growth of 0.8% over the third quarter of 2024, driven by strong transient demand leading to improvements in room revenues and ancillary spend. Comparable hotel RevPAR also outperformed our expectations, increasing 0.2% over the third quarter of last year, driven by higher rates across the portfolio and improving leisure transient trends in Maui. As a result of our outperformance, we now expect comparable hotel RevPAR growth of approximately 3.0% and comparable hotel Total RevPAR growth of approximately 3.4% over 2024, exceeding the high end of our previously announced guidance ranges."
Risoleo continued, “We continued to actively manage our portfolio with the sale of the Washington Marriott at Metro Center in the third quarter and made additional progress on our portfolio reinvestments. We are very pleased to have entered into a new agreement with Marriott to complete transformational renovations at four properties in our portfolio. We believe Host is well positioned to benefit from favorable demand trends as a result of our investment-grade balance sheet, our size and scale, our diversified business and geographic mix, and our continued reinvestment in our portfolio.”
_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 5, 2025

HIGHLIGHTS:
•Comparable hotel Total RevPAR was $335.42 for the third quarter of 2025, representing an increase of 0.8% compared to the same period in 2024, due to improvements in room revenues and ancillary spend driven by increased transient demand. Comparable hotel Total RevPAR year-to-date in 2025 was $383.54, an increase of 3.7%.
•Comparable hotel RevPAR was $208.07 for the third quarter of 2025, representing an increase of 0.2%, compared to the same period in 2024, driven primarily by increases in room rates and strong transient leisure demand, along with the continuing recovery in Maui, which collectively offset an expected decrease in group demand. Comparable hotel RevPAR year-to-date in 2025 was $229.95, an increase of 3.5%.
•GAAP net income was $163 million for the third quarter of 2025, reflecting a 94.0% increase compared to the third quarter of 2024, benefitting from the gain on sale in the quarter. GAAP operating profit margin was 7.6%, a decline of 260 basis points compared to the third quarter of 2024, driven by a $24 million decrease in net gains on insurance settlements. Year-to-date GAAP net income was $639 million, a 6.9% increase compared to 2024, also benefitting from gains on sales, and operating profit margin was 14.7%, a decline of 220 basis points compared to 2024, reflecting a decline of $92 million in net gains on insurance settlements.
•Comparable hotel EBITDA was $309 million for the third quarter of 2025, a decrease of 1.3% compared to the third quarter of 2024, reflecting a comparable hotel EBITDA margin decrease of 50 basis points to 23.9%, due to increases in wages and benefits expense. Year-to-date, comparable hotel EBITDA was $1,283 million, an increase of 2.0% compared to 2024, while comparable hotel EBITDA margin decreased 40 basis points to 29.2%.
•Adjusted EBITDAre was $319 million for the third quarter of 2025, a decrease of 3.3% compared to the third quarter of 2024, as improvements in revenues did not offset the increase in expenses primarily from higher wages and benefits. Year-to-date Adjusted EBITDAre was $1,329 million, exceeding 2024 by 2.2%, as improvements in room rates and earnings from the 2024 acquisitions more than offset the decline in business interruption proceeds and the increases in wages and benefits.
•Sold Washington Marriott at Metro Center for $177 million and recorded a gain on sale of approximately $122 million in the third quarter. In connection with the sale, the Company provided seller financing of $114 million.
•Received business interruption proceeds of $5 million in July, as previously reported, related to damages caused by Hurricanes Helene and Milton at The Don CeSar in 2024. To date, a total of $40 million of insurance proceeds have been received related to the claims, of which $24 million is related to business interruption proceeds. The final phases of the reconstruction at The Don CeSar were completed in the third quarter, and all amenities are fully reopened at the property.
•Reached an agreement with Marriott International to complete a second transformational capital program at four properties over a four-year period. These portfolio investments are designed to better position the assets to compete in their respective markets and enhance long-term performance. The Company expects to spend between $300 million and $350 million through 2029. In exchange, Marriott has provided enhanced owner priority returns on the agreed upon investments and operating profit guarantees of approximately $22 million, including $1 million in each of the third and fourth quarters of 2025, to offset expected business disruption.
•Moody's upgraded the Company's credit rating to Baa2 with a stable outlook. In its press release, Moody’s cited the Company’s solid operating performance and maintenance of a conservative financial profile as evidenced by its low leverage, strong fixed charge coverage, and almost fully unencumbered property portfolio. Moody's also noted The Company's high-quality portfolio, which has been enhanced through meaningful capital investments over the past several years.1
(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors

© Host Hotels & Resorts, Inc.	PAGE 2 OF 24

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 5, 2025

BALANCE SHEET
The Company maintains a robust balance sheet, with the following balances at September 30, 2025:
•Total assets of $13.0 billion.
•Debt balance of $5.1 billion, with a weighted average maturity of 5.2 years, a weighted average interest rate of 4.9%, and a balanced maturity schedule.
•Total available liquidity of approximately $2.2 billion, including furniture, fixtures and equipment escrow reserves of $205 million and $1.5 billion available under the revolver portion of the credit facility.
DIVIDENDS
The Company paid a third quarter common stock cash dividend of $0.20 per share on October 15, 2025 to stockholders of record on September 30, 2025. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.
HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 60%, 36%, and 4%, respectively, of its full year 2024 room sales. As expected, group room nights for the third quarter were down year-over-year as a result of planned renovations under the Hyatt Transformational Capital Program and a shift in the timing of holidays.
The following are the results for transient, group and contract business in comparison to 2024, for the Company's current portfolio:

	Quarter ended September 30, 2025			Year-to-date ended September 30, 2025
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,535	928	219	4,383	3,127	616
Percent change in room nights vs. same period in 2024	(1.2%)	(7.8%)	11.6%	—%	(4.7%)	12.5%
Rooms revenues (in millions)	$507	$249	$46	$1,571	$926	$134
Percent change in revenues vs. same period in 2024	1.7%	(4.7%)	14.5%	4.6%	(0.9%)	18.8%
CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend through the third quarter of 2025 and the forecast for the full year 2025 (in millions):

	Year-to-date ended September 30, 2025	2025 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$114	$190	$195
All other return on investment ("ROI") projects	70	90	100
Total ROI Projects	184	280	295
Renewals and Replacements ("R&R")	200	250	265
R&R and ROI Capital expenditures	384	530	560
R&R - Property Damage Reconstruction	70	75	80
Total Capital Expenditures	$454	$605	$640

Inventory spend for condo development(1)	67	80	85
Total capital allocation	$521	$685	$725

© Host Hotels & Resorts, Inc.	PAGE 3 OF 24

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 5, 2025

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(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
Under the Hyatt Transformational Capital Program, the Company received $8 million of operating guarantees in the third quarter of 2025. The Company substantially completed the transformational renovation of the Hyatt Regency Capitol Hill and, subsequent to quarter end, completed the Hyatt Regency Austin, two of the six assets included in the Hyatt Transformational Capital Program, and expects to receive $24 million of operating guarantees for the full year to offset expected business disruptions.
2025 OUTLOOK
Comparable hotel RevPAR performance exceeded expectations in the third quarter, leading to an improved forecast for the full year, even as short-term group volume remains soft. Following October estimated results of 5.5% growth in comparable hotel RevPAR over the same period in 2024, the revised guidance assumes limited impacts from the government shutdown, which is comparable to what was experienced in October.
The guidance includes an expected decline in operating profit margin and comparable hotel EBITDA margin due to growth in wages and a decrease in business interruption proceeds, as compared to 2024. The guidance for net income and Adjusted EBITDAre increased since the prior quarter, reflecting the higher room rates achieved. Any additional insurance amounts related to Hurricanes Helene and Milton are still under discussion with insurance carriers, with a final determination expected in 2026; therefore, no additional amounts are included in guidance. The guidance for net income and Adjusted EBITDAre also includes an estimated $16 million contribution from sales expected to close in the fourth quarter at the condominium development adjacent to the Four Seasons Resort Orlando at Walt Disney® Resort. The anticipated 2025 contribution from the condominium development has declined $5 million from previous guidance as eight of the contracts signed thus far have been for the villas, which are anticipated to close in 2026. It is important to note the expectations for the overall project have not changed, and sales prices and project costs are on target.
The Company anticipates its 2025 operating results as compared to 2024 will be approximately as follows:

	Current Full Year 2025 Guidance	Current Full Year 2025 Guidance Change vs. 2024	Previous Full Year 2025 Guidance Midpoint Change vs. 2024	Change in Full Year 2025 Guidance
Comparable hotel Total RevPAR	$380	3.4%	2.5%	90 bps
Comparable hotel RevPAR	$227	3.0%	2.0%	100 bps
Total revenues under GAAP (in millions)	$6,060	6.6%	7.0%	(40) bps
Operating profit margin under GAAP	13.9%	(150) bps	(190) bps	40 bps
Comparable hotel EBITDA margin	28.8%	(50) bps	(70) bps	20 bps

Based upon the above parameters, the Company estimates its 2025 guidance will be approximately as follows:

	Current Full Year 2025 Guidance	Previous Full Year 2025 Guidance Midpoint	Change in Full Year 2025 Guidance
Net income (in millions)	$780	$616	$164
Adjusted EBITDAre (in millions)	$1,730	$1,705	$25
Diluted earnings per common share	$1.11	$0.88	$0.24
NAREIT FFO per diluted share	$2.00	$1.97	$0.03
Adjusted FFO per diluted share	$2.03	$2.00	$0.03
See the 2025 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results.

© Host Hotels & Resorts, Inc.	PAGE 4 OF 24

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 5, 2025

ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 74 properties in the United States and five properties internationally totaling approximately 42,500 rooms. The Company also holds non-controlling interests in seven domestic joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, The Luxury Collection®, Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include, but may not be limited to, our expectations regarding the recovery of travel and the lodging industry, the impact of the Maui wildfires and 2025 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 5, 2025, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks have any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 5 OF 24

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 5, 2025

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2025, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2025 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) September 30, 2025 and December 31, 2024	7

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year-to-date ended September 30, 2025 and 2024	8

Earnings per Common Share (unaudited) Quarter and Year-to-date ended September 30, 2025 and 2024	9

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	10

Schedule of Comparable Hotel Results	14

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	16

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	17

2025 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2025 Forecasts	18

Schedule of Comparable Hotel Results for Full Year 2025 Forecasts	19

Notes to Financial Information	20

© Host Hotels & Resorts, Inc.	PAGE 6 OF 24

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	September 30, 2025	December 31, 2024

ASSETS
Property and equipment, net	$10,670	$10,906
Right-of-use assets	561	559
Assets held for sale	32	—
Due from managers	101	36
Advances to and investments in affiliates	217	166
Furniture, fixtures and equipment replacement fund	205	242
Notes receivable	114	79
Other	601	506
Cash and cash equivalents	539	554
Total assets	$13,040	$13,048

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,988	$3,993
Credit facility, including the term loans of $999 and $998, respectively	995	992
Mortgage and other debt	96	98
Total debt	5,079	5,083
Lease liabilities	564	560
Accounts payable and accrued expenses	260	351
Due to managers	60	54
Other	264	223
Total liabilities	6,227	6,271

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	149	165

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 687.7 million shares and 699.1 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,284	7,462
Accumulated other comprehensive loss	(67)	(83)
Deficit	(563)	(777)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,661	6,609
Non-redeemable non-controlling interests—other consolidated partnerships	3	3
Total equity	6,664	6,612
Total liabilities, non-controlling interests and equity	$13,040	$13,048
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(1)Please see our Third Quarter 2025 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2025	2024	2025	2024
Revenues
Rooms	$826	$825	$2,713	$2,563
Food and beverage	364	365	1,345	1,285
Other	141	129	453	408
Total revenues	1,331	1,319	4,511	4,256
Expenses
Rooms	222	216	680	632
Food and beverage	278	267	914	848
Other departmental and support expenses	357	345	1,096	1,022
Management fees	52	55	191	193
Other property-level expenses	103	108	321	313
Depreciation and amortization	196	197	587	565
Corporate and other expenses⁽¹⁾	27	25	83	81
Net gain on insurance settlements	(5)	(29)	(24)	(116)
Total operating costs and expenses	1,230	1,184	3,848	3,538
Operating profit	101	135	663	718
Interest income	7	11	22	43
Interest expense	(60)	(59)	(175)	(156)
Other gains	122	1	148	1
Equity in earnings of affiliates	2	2	16	12
Income before income taxes	172	90	674	618
Provision for income taxes	(9)	(6)	(35)	(20)
Net income	163	84	639	598
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(9)
Net income attributable to Host Inc.	$161	$82	$630	$589
Basic and diluted earnings per common share	$0.23	$0.12	$0.91	$0.84
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(1)Corporate and other expenses include the following items:

	Quarter ended September 30,		Year-to-date ended September 30,
	2025	2024	2025	2024
General and administrative costs	$22	$19	$67	$64
Non-cash stock-based compensation expense	5	6	16	17
Total	$27	$25	$83	$81

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2025	2024	2025	2024
Net income	$163	$84	$639	$598
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(9)
Net income attributable to Host Inc.	$161	$82	$630	$589

Basic weighted average shares outstanding	687.5	700.9	692.6	703.1
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	2.0	1.5	1.9	1.6
Diluted weighted average shares outstanding⁽¹⁾	689.5	702.4	694.5	704.7
Basic and diluted earnings per common share	$0.23	$0.12	$0.91	$0.84
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(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of September 30, 2025		Quarter ended September 30, 2025				Quarter ended September 30, 2024
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$611.54	69.9%	$427.23	$675.34	$626.00	57.0%	$356.87	$569.42	19.7%	18.6%
Jacksonville	1	446	516.44	72.4%	374.11	826.86	500.84	71.6%	358.59	805.21	4.3%	2.7%
Oahu (2)	2	876	481.95	83.8%	403.71	620.81	458.26	81.6%	373.80	562.08	8.0%	10.4%
Miami	2	1,038	387.67	59.1%	229.04	433.63	366.49	59.2%	216.89	414.64	5.6%	4.6%
Florida Gulf Coast	4	1,529	375.39	42.7%	160.16	350.93	321.25	55.6%	178.55	382.02	(10.3%)	(8.1%)
New York	3	2,720	400.99	88.9%	356.36	487.87	379.23	87.5%	331.84	447.06	7.4%	9.1%
Phoenix	3	1,545	262.62	61.9%	162.56	410.51	269.17	54.5%	146.75	374.60	10.8%	9.6%
Nashville	2	721	330.15	77.6%	256.22	449.68	335.61	80.5%	270.28	435.21	(5.2%)	3.3%
Orlando	2	2,448	346.50	53.4%	185.18	421.34	312.21	60.3%	188.39	426.35	(1.7%)	(1.2%)
Los Angeles/Orange County	3	1,067	308.01	76.7%	236.26	354.62	303.51	81.9%	248.54	369.47	(4.9%)	(4.0%)
San Diego	3	3,294	302.44	76.9%	232.44	410.75	305.38	84.2%	257.27	455.83	(9.7%)	(9.9%)
Boston	2	1,496	297.49	79.6%	236.86	303.04	301.09	84.4%	253.98	316.86	(6.7%)	(4.4%)
Washington, D.C. (CBD)	4	2,786	265.42	56.6%	150.31	232.09	263.04	67.1%	176.54	266.46	(14.9%)	(12.9%)
Philadelphia	2	810	231.56	83.9%	194.39	301.51	236.34	83.7%	197.75	298.37	(1.7%)	1.1%
Northern Virginia	2	916	254.61	72.4%	184.39	268.82	246.97	74.3%	183.58	272.79	0.4%	(1.5%)
Chicago	3	1,562	275.28	83.7%	230.39	323.52	284.56	79.3%	225.77	302.96	2.0%	6.8%
Seattle	2	1,315	278.57	82.7%	230.37	292.94	278.67	84.2%	234.60	295.93	(1.8%)	(1.0%)
San Francisco/San Jose	6	4,162	228.63	74.7%	170.68	243.57	221.47	71.4%	158.03	224.25	8.0%	8.6%
Atlanta	2	810	205.50	69.2%	142.11	218.67	193.10	62.3%	120.29	182.01	18.1%	20.1%
Houston	4	1,710	195.20	61.2%	119.37	163.15	195.95	69.7%	136.51	186.16	(12.6%)	(12.4%)
San Antonio	2	1,512	207.97	58.2%	121.08	186.09	201.02	56.3%	113.14	179.56	7.0%	3.6%
Denver	3	1,342	213.29	74.8%	159.43	230.23	212.74	82.1%	174.65	252.81	(8.7%)	(8.9%)
New Orleans	1	1,333	150.07	58.8%	88.31	151.18	161.65	68.4%	110.53	180.91	(20.1%)	(16.4%)
Austin	2	769	205.41	41.4%	85.07	157.45	206.04	60.4%	124.50	226.42	(31.7%)	(30.5%)
Other	8	2,551	301.73	70.5%	212.81	327.45	301.01	68.5%	206.27	323.59	3.2%	1.2%
Domestic	71	40,338	302.35	69.5%	210.04	340.12	293.19	71.7%	210.08	338.13	—%	0.6%

International	5	1,499	214.10	72.3%	154.77	206.87	206.99	67.6%	140.02	183.91	10.5%	12.5%
All Locations	76	41,837	$299.07	69.6%	$208.07	$335.42	$290.27	71.5%	$207.58	$332.67	0.2%	0.8%
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(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when compared to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of September 30, 2025		Year-to-date ended September 30, 2025				Year-to-date ended September 30, 2024
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$641.29	71.8%	$460.58	$728.70	$658.69	59.3%	$390.76	$639.14	17.9%	14.0%
Jacksonville	1	446	546.80	74.6%	407.90	918.63	527.92	74.2%	391.58	876.65	4.2%	4.8%
Oahu (2)	2	876	482.90	83.5%	403.43	618.34	454.33	82.5%	374.93	589.86	7.6%	4.8%
Miami	2	1,038	541.24	72.8%	394.28	694.08	521.24	70.2%	365.80	636.48	7.8%	9.1%
Florida Gulf Coast	4	1,529	518.80	65.0%	337.19	734.07	480.88	68.8%	330.77	699.62	1.9%	4.9%
New York	3	2,720	381.66	85.9%	327.75	471.21	360.45	82.9%	298.70	421.87	9.7%	11.7%
Phoenix	3	1,545	389.03	71.5%	278.30	651.58	393.86	69.8%	275.08	632.88	1.2%	3.0%
Nashville	2	721	338.77	80.7%	273.48	469.46	341.19	80.8%	275.55	445.00	(0.8%)	5.5%
Orlando	2	2,448	398.78	65.9%	262.80	556.99	363.77	68.3%	248.43	527.80	5.8%	5.5%
Los Angeles/Orange County	3	1,067	306.41	78.2%	239.47	361.29	297.47	79.1%	235.16	350.72	1.8%	3.0%
San Diego	3	3,294	302.30	76.2%	230.25	430.73	298.26	81.5%	243.21	452.45	(5.3%)	(4.8%)
Boston	2	1,496	291.42	75.7%	220.46	287.97	280.49	79.8%	223.91	292.37	(1.5%)	(1.5%)
Washington, D.C. (CBD)	4	2,786	312.81	63.6%	198.84	290.96	289.60	69.6%	201.45	300.31	(1.3%)	(3.1%)
Philadelphia	2	810	235.96	82.1%	193.71	295.87	233.93	80.5%	188.37	286.45	2.8%	3.3%
Northern Virginia	2	916	268.51	68.6%	184.16	284.99	255.73	73.0%	186.80	287.34	(1.4%)	(0.8%)
Chicago	3	1,562	252.43	72.0%	181.64	258.88	255.00	70.5%	179.73	249.82	1.1%	3.6%
Seattle	2	1,315	251.35	71.8%	180.44	240.72	254.22	70.5%	179.21	239.04	0.7%	0.7%
San Francisco/San Jose	6	4,162	255.37	70.3%	179.44	265.08	245.14	68.2%	167.30	244.90	7.3%	8.2%
Atlanta	2	810	214.99	68.2%	146.72	244.64	204.24	61.4%	125.42	207.89	17.0%	17.7%
Houston	4	1,710	209.62	68.2%	142.92	198.42	203.11	73.9%	150.03	205.12	(4.7%)	(3.3%)
San Antonio	2	1,512	223.44	61.8%	138.18	219.96	216.80	61.4%	133.13	214.38	3.8%	2.6%
Denver	3	1,342	203.98	67.2%	137.17	207.38	201.25	70.5%	141.92	215.52	(3.3%)	(3.8%)
New Orleans	1	1,333	205.67	65.4%	134.43	215.07	191.16	72.3%	138.16	219.14	(2.7%)	(1.9%)
Austin	2	769	238.80	52.4%	125.10	231.79	247.35	66.2%	163.68	292.67	(23.6%)	(20.8%)
Other	8	2,551	309.70	68.5%	212.05	328.96	304.18	65.2%	198.32	311.62	6.9%	5.6%
Domestic	71	40,338	328.28	71.1%	233.53	390.93	314.22	71.8%	225.74	376.74	3.4%	3.8%

International	5	1,499	196.33	67.9%	133.40	183.36	196.00	63.2%	123.88	178.79	7.7%	2.6%
All Locations	76	41,837	$323.76	71.0%	$229.95	$383.54	$310.48	71.5%	$222.10	$369.71	3.5%	3.7%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when compared to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of September 30,
	2025	2024	Quarter ended September 30, 2025				Quarter ended September 30, 2024
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$611.54	69.9%	$427.23	$675.34	$626.00	57.0%	$356.87	$569.42	19.7%	18.6%
Jacksonville	1	1	516.44	72.4%	374.11	826.86	500.84	71.6%	358.59	805.21	4.3%	2.7%
Oahu	2	2	481.95	83.8%	403.71	620.81	386.23	82.6%	318.97	462.52	26.6%	34.2%
Miami	2	2	387.67	59.1%	229.04	433.63	366.49	59.2%	216.89	414.64	5.6%	4.6%
Florida Gulf Coast	5	5	372.69	46.3%	172.40	369.38	332.00	57.0%	189.13	403.96	(8.8%)	(8.6%)
New York	3	3	400.99	88.9%	356.36	487.87	378.23	87.7%	331.88	441.73	7.4%	10.4%
Phoenix	3	3	262.62	61.9%	162.56	410.51	269.17	54.5%	146.75	374.60	10.8%	9.6%
Nashville	2	2	330.15	77.6%	256.22	449.68	335.61	80.5%	270.28	435.21	(5.2%)	3.3%
Orlando	2	2	346.50	53.4%	185.18	421.34	312.21	60.3%	188.39	426.35	(1.7%)	(1.2%)
Los Angeles/Orange County	3	3	308.01	76.7%	236.26	354.62	303.51	81.9%	248.54	369.47	(4.9%)	(4.0%)
San Diego	3	3	302.44	76.9%	232.44	410.75	305.38	84.2%	257.27	455.83	(9.7%)	(9.9%)
Boston	2	2	297.49	79.6%	236.86	303.04	301.09	84.4%	253.98	316.86	(6.7%)	(4.4%)
Washington, D.C. (CBD)	4	5	260.24	57.4%	149.50	227.53	261.33	69.0%	180.29	265.21	(17.1%)	(14.2%)
Philadelphia	2	2	231.56	83.9%	194.39	301.51	236.34	83.7%	197.75	298.37	(1.7%)	1.1%
Northern Virginia	2	2	254.61	72.4%	184.39	268.82	246.97	74.3%	183.58	272.79	0.4%	(1.5%)
Chicago	3	3	275.28	83.7%	230.39	323.52	284.56	79.3%	225.77	302.96	2.0%	6.8%
Seattle	2	2	278.57	82.7%	230.37	292.94	278.67	84.2%	234.60	295.93	(1.8%)	(1.0%)
San Francisco/San Jose	6	6	228.63	74.7%	170.68	243.57	221.47	71.4%	158.03	224.25	8.0%	8.6%
Atlanta	2	2	205.50	69.2%	142.11	218.67	193.10	62.3%	120.29	182.01	18.1%	20.1%
Houston	5	5	204.97	58.2%	119.28	164.24	207.33	66.6%	138.07	189.00	(13.6%)	(13.1%)
San Antonio	2	2	207.97	58.2%	121.08	186.09	201.02	56.3%	113.14	179.56	7.0%	3.6%
Denver	3	3	213.29	74.8%	159.43	230.23	212.74	82.1%	174.65	252.81	(8.7%)	(8.9%)
New Orleans	1	1	150.07	58.8%	88.31	151.18	161.65	68.4%	110.53	180.91	(20.1%)	(16.4%)
Austin	2	2	205.41	41.4%	85.07	157.45	206.04	60.4%	124.50	226.42	(31.7%)	(30.5%)
Other	9	10	353.05	67.2%	237.21	361.71	325.57	69.7%	226.89	348.53	4.5%	3.8%
Domestic	74	76	305.68	69.0%	210.84	341.26	293.06	71.6%	209.71	336.55	0.5%	1.4%

International	5	5	214.10	72.3%	154.77	206.87	206.99	67.6%	140.02	183.91	10.5%	12.5%
All Locations	79	81	$302.34	69.1%	$208.89	$336.63	$290.24	71.4%	$207.30	$331.32	0.8%	1.6%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of September 30,
	2025	2024	Year-to-date ended September 30, 2025				Year-to-date ended September 30, 2024
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$641.29	71.8%	$460.58	$728.70	$658.69	59.3%	$390.76	$639.14	17.9%	14.0%
Jacksonville	1	1	546.80	74.6%	407.90	918.63	527.92	74.2%	391.58	876.65	4.2%	4.8%
Oahu	2	2	482.90	83.5%	403.43	618.34	286.14	90.3%	258.41	343.46	56.1%	80.0%
Miami	2	2	541.24	72.8%	394.28	694.08	521.24	70.2%	365.80	636.48	7.8%	9.1%
Florida Gulf Coast	5	5	500.78	62.0%	310.25	662.29	474.03	70.0%	331.62	694.60	(6.4%)	(4.7%)
New York	3	3	381.66	85.9%	327.75	471.21	347.40	83.0%	288.45	406.46	13.6%	15.9%
Phoenix	3	3	389.03	71.5%	278.30	651.58	393.86	69.8%	275.08	632.88	1.2%	3.0%
Nashville	2	2	338.77	80.7%	273.48	469.46	355.57	84.0%	298.70	474.17	(8.4%)	(1.0%)
Orlando	2	2	398.78	65.9%	262.80	556.99	363.77	68.3%	248.43	527.80	5.8%	5.5%
Los Angeles/Orange County	3	3	306.41	78.2%	239.47	361.29	297.47	79.1%	235.16	350.72	1.8%	3.0%
San Diego	3	3	302.30	76.2%	230.25	430.73	298.26	81.5%	243.21	452.45	(5.3%)	(4.8%)
Boston	2	2	291.42	75.7%	220.46	287.97	280.49	79.8%	223.91	292.37	(1.5%)	(1.5%)
Washington, D.C. (CBD)	4	5	309.88	65.0%	201.57	290.56	289.07	71.0%	205.24	298.07	(1.8%)	(2.5%)
Philadelphia	2	2	235.96	82.1%	193.71	295.87	233.93	80.5%	188.37	286.45	2.8%	3.3%
Northern Virginia	2	2	268.51	68.6%	184.16	284.99	255.73	73.0%	186.80	287.34	(1.4%)	(0.8%)
Chicago	3	3	252.43	72.0%	181.64	258.88	255.00	70.5%	179.73	249.82	1.1%	3.6%
Seattle	2	2	251.35	71.8%	180.44	240.72	254.22	70.5%	179.21	239.04	0.7%	0.7%
San Francisco/San Jose	6	6	255.37	70.3%	179.44	265.08	245.14	68.2%	167.30	244.90	7.3%	8.2%
Atlanta	2	2	214.99	68.2%	146.72	244.64	204.24	61.4%	125.42	207.89	17.0%	17.7%
Houston	5	5	221.02	65.5%	144.79	203.16	215.18	70.9%	152.65	210.55	(5.1%)	(3.5%)
San Antonio	2	2	223.44	61.8%	138.18	219.96	216.80	61.4%	133.13	214.38	3.8%	2.6%
Denver	3	3	203.98	67.2%	137.17	207.38	201.25	70.5%	141.92	215.52	(3.3%)	(3.8%)
New Orleans	1	1	205.67	65.4%	134.43	215.07	191.16	72.3%	138.16	219.14	(2.7%)	(1.9%)
Austin	2	2	238.80	52.4%	125.10	231.79	247.35	66.2%	163.68	292.67	(23.6%)	(20.8%)
Other	9	10	332.51	66.4%	220.82	339.56	312.71	65.8%	205.79	317.66	7.3%	6.9%
Domestic	74	76	329.75	70.7%	233.06	388.90	310.56	71.7%	222.80	370.84	4.6%	4.9%

International	5	5	196.33	67.9%	133.40	183.36	196.00	63.2%	123.88	178.79	7.7%	2.6%
All Locations	79	81	$325.30	70.6%	$229.61	$381.82	$306.99	71.4%	$219.32	$364.14	4.7%	4.9%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2025	2024	2025	2024
Number of hotels	76	76	76	76
Number of rooms	41,837	41,837	41,837	41,837
Change in comparable hotel Total RevPAR	0.8%	—	3.7%	—
Change in comparable hotel RevPAR	0.2%	—	3.5%	—
Operating profit margin⁽²⁾	7.6%	10.2%	14.7%	16.9%
Comparable hotel EBITDA margin⁽²⁾	23.9%	24.4%	29.2%	29.6%
Food and beverage profit margin⁽²⁾	23.6%	26.8%	32.0%	34.0%
Comparable hotel food and beverage profit margin⁽²⁾	24.1%	26.6%	32.4%	33.7%

Net income	$163	$84	$639	$598
Depreciation and amortization	196	197	587	565
Interest expense	60	59	175	156
Provision for income taxes	9	6	35	20
Gain on sale of property and corporate level income/expense	(104)	(18)	(103)	(51)
Property transaction adjustments⁽³⁾	—	(3)	(13)	21
Non-comparable hotel results, net⁽⁴⁾	(15)	(12)	(37)	(51)
Comparable hotel EBITDA⁽¹⁾	$309	$313	$1,283	$1,258
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Third Quarter 2025 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Quarter ended September 30, 2025					Quarter ended September 30, 2024
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$826	$(6)	$(18)	$—	$802	$825	$(8)	$(17)	$—	$800
Food and beverage	364	(2)	(7)	—	355	365	—	(9)	—	356
Other	141	(1)	(4)	—	136	129	2	(5)	—	126
Total revenues	1,331	(9)	(29)	—	1,293	1,319	(6)	(31)	—	1,282
Expenses
Room	222	(2)	(2)	—	218	216	(1)	(3)	—	212
Food and beverage	278	(2)	(7)	—	269	267	1	(7)	—	261
Other	512	(5)	(10)	—	497	508	(3)	(9)	—	496
Depreciation and amortization	196	—	—	(196)	—	197	—	—	(197)	—
Corporate and other expenses	27	—	—	(27)	—	25	—	—	(25)	—
Net gain on insurance settlements	(5)	—	5	—	—	(29)	—	—	29	—
Total expenses	1,230	(9)	(14)	(223)	984	1,184	(3)	(19)	(193)	969
Operating Profit - Comparable hotel EBITDA	$101	$—	$(15)	$223	$309	$135	$(3)	$(12)	$193	$313

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2025					Year-to-date ended September 30, 2024
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$2,713	$(41)	$(41)	$—	$2,631	$2,563	$37	$(50)	$—	$2,550
Food and beverage	1,345	(12)	(17)	—	1,316	1,285	25	(29)	—	1,281
Other	453	(4)	(8)	—	441	408	20	(14)	—	414
Total revenues	4,511	(57)	(66)	—	4,388	4,256	82	(93)	—	4,245
Expenses
Room	680	(9)	(8)	—	663	632	11	(9)	—	634
Food and beverage	914	(9)	(15)	—	890	848	21	(19)	—	850
Other	1,608	(26)	(30)	—	1,552	1,528	29	(33)	—	1,524
Depreciation and amortization	587	—	—	(587)	—	565	—	—	(565)	—
Corporate and other expenses	83	—	—	(83)	—	81	—	—	(81)	—
Net gain on insurance settlements	(24)	—	24	—	—	(116)	—	19	76	(21)
Total expenses	3,848	(44)	(29)	(670)	3,105	3,538	61	(42)	(570)	2,987
Operating Profit - Comparable hotel EBITDA	$663	$(13)	$(37)	$670	$1,283	$718	$21	$(51)	$570	$1,258

(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2025	2024	2025	2024
Net income⁽²⁾	$163	$84	$639	$598
Interest expense	60	59	175	156
Depreciation and amortization	196	197	587	565
Income taxes	9	6	35	20
EBITDA⁽²⁾	428	346	1,436	1,339
Gain on dispositions⁽³⁾	(122)	—	(143)	—
Equity investment adjustments:
Equity in earnings of affiliates	(2)	(2)	(16)	(12)
Pro rata EBITDAre of equity investments⁽⁴⁾	10	9	36	32
EBITDAre⁽²⁾	314	353	1,313	1,359
Adjustments to EBITDAre:
Net gain on property insurance settlements	—	(29)	—	(76)
Non-cash stock-based compensation expense⁽⁵⁾	5	6	16	17
Adjusted EBITDAre⁽²⁾	$319	$330	$1,329	$1,300
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Net income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for the year-to-date ended September 30, 2025 include a gain of $4 million from the sale of land adjacent to The Phoenician hotel.
(3)Reflects the sale of two hotels in 2025, and the sale of the Asia/Pacific joint venture's interest in two separate joint ventures in India in the third quarter of 2025, representing our exit from our Asia investment.
(4)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.
(5)Effective January 1, 2025, we exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios. Prior year results have been updated to conform with the current year presentation. See the Notes to Financial Information for more information on this change.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2025	2024	2025	2024
Net income⁽²⁾	$163	$84	$639	$598
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(9)
Net income attributable to Host Inc.	161	82	630	589
Adjustments:
Gain on dispositions⁽³⁾	(122)	—	(143)	—
Net gain on property insurance settlements	—	(29)	—	(76)
Depreciation and amortization	196	197	586	564
Equity investment adjustments:
Equity in earnings of affiliates	(2)	(2)	(16)	(12)
Pro rata FFO of equity investments⁽⁴⁾	4	5	20	18
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	(1)	(2)	(6)	(7)
NAREIT FFO⁽²⁾	235	250	1,070	1,075
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense⁽⁵⁾	5	6	16	17
Adjusted FFO⁽²⁾	$240	$256	$1,086	$1,092

For calculation on a per share basis:(6)

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	689.5	702.4	694.5	704.7
Diluted earnings per common share	$0.23	$0.12	$0.91	$0.84
NAREIT FFO per diluted share	$0.34	$0.36	$1.54	$1.53
Adjusted FFO per diluted share	$0.35	$0.36	$1.56	$1.55
___________
(1-5)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(6)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partner interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2025 Forecasts (1)(2)
(unaudited, in millions)

Full Year 2025
Net income	$780
Interest expense	237
Depreciation and amortization	784
Income taxes	40
EBITDA	1,841
Gain on dispositions	(163)
Equity investment adjustments:
Equity in earnings of affiliates	(18)
Pro rata EBITDAre of equity investments	46
EBITDAre	1,706
Adjustments to EBITDAre:
Non-cash stock-based compensation expense ⁽²⁾	24
Adjusted EBITDAre	$1,730

Full Year 2025
Net income	$780
Less: Net income attributable to non-controlling interests	(11)
Net income attributable to Host Inc.	769
Adjustments:
Gain on dispositions	(163)
Depreciation and amortization	782
Equity investment adjustments:
Equity in earnings of affiliates	(18)
Pro rata FFO of equity investments	24
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)
FFO adjustment for non-controlling interests of Host LP	(8)
NAREIT FFO	1,385
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense ⁽²⁾	24
Adjusted FFO	$1,409

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	694.1
Diluted earnings per common share	$1.11
NAREIT FFO per diluted share	$2.00
Adjusted FFO per diluted share	$2.03
_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 3.0% compared to 2024 for the full year forecast, This forecast assumes a moderate recovery at our Maui properties, however the timing of Maui's full recovery remains uncertain.
•Comparable hotel EBITDA margins will decrease approximately 50 basis points compared to 2024 for the full year forecast comparable hotel RevPAR.
•We expect to spend approximately $605 million to $640 million on capital expenditures.
•Assumes the disposition of The. St. Regis Houston in the fourth quarter, however there can be no assurances that we will complete the transaction. Assumes no acquisitions.
•Assumes an approximate $16 million contribution to net income and Adjusted EBITDAre from the sale of condominium units.
•Assumes no additional gain from insurance settlements related to the hurricane claim as timing remains uncertain.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.
(2)    Effective January 1, 2025, we exclude the expense recorded for non-cash stock-based compensation from our presentation of Adjusted EBITDAre and Adjusted FFO per diluted share. In 2024, this amount totaled $24 million.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2025 Forecasts (1)(2)
(unaudited, in millions)

Full Year 2025
Operating profit margin(3)	13.9%
Comparable hotel EBITDA margin(3)	28.8%

Net income	$780
Depreciation and amortization	784
Interest expense	237
Provision for income taxes	40
Gain on sale of property and corporate level income/expense	(94)
Property transaction adjustments(4)	(14)
Non-comparable hotel results, net(5)	(44)
Condominium sales (6)	(16)
Comparable hotel EBITDA(1)	$1,673
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2025 Forecasts" for other forecast assumptions.
(2)Forecast comparable hotel results include 76 hotels (of our 79 hotels owned at September 30, 2025) that we have assumed will be classified as comparable as of December 31, 2025. See footnote (5) for details on our non-comparable hotel results.
(3)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Full Year 2025
		Adjustments
	GAAP Results	Property transaction adjustments	Non-comparable hotel results, net	Condominium sales	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,578	$(42)	$(56)	$—	$—	$3,480
Food and beverage	1,790	(12)	(26)	—	—	1,752
Other	692	(4)	(12)	(94)	—	582
Total revenues	6,060	(58)	(94)	(94)	—	5,814
Expenses
Hotel expenses	4,337	(44)	(74)	(78)	—	4,141
Depreciation and amortization	784	—	—	—	(784)	—
Corporate and other expenses	122	—	—	—	(122)	—
Net gain on insurance settlements	(24)	—	24	—	—	—
Total expenses	5,219	(44)	(50)	(78)	(906)	4,141
Operating Profit - Comparable hotel EBITDA	$841	$(14)	$(44)	$(16)	$906	$1,673
(4)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(5)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable. The following properties that we own and that are not classified as held-for-sale, are expected to be non-comparable for full year 2025:
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024); and
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025).
(6)Includes revenues and costs, including marketing expenses of approximately $2 million, related to the development and sale of condominium units at the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR, earnings and profitability; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in net gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains covering lost revenues while the property was considered non-comparable also will be excluded from the comparable hotel results.
Of the 79 hotels that we owned as of September 30, 2025, 76 have been classified as comparable hotels. The operating results of the following properties that we owned, and that were not classified as held-for-sale, as of September 30, 2025 are excluded from comparable hotel results for these periods:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025);
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024); and
•Operations related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.
At September 30, 2025, The St. Regis Houston is classified as held-for-sale. Therefore, the results of this hotel are excluded from comparable hotel operating statistics and results.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, both at the hotel level and company-wide, (iii)

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
EBITDAre and Adjusted EBITDAre, and (iv) Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Effective January 1, 2025, we exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted FFO per diluted share for the majority of other lodging REIT filers.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains and Property Damage Losses – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets. Similarly, losses from property damage or remediation costs that are not covered through insurance are excluded.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Effective January 1, 2025, we exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted EBITDAre for the majority of other lodging REIT filers.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven partnerships that own a total of 56 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.